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Exhibit 23.1

Consent of Independent Public Accountants

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Equity Residential for the registration of 375,000 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 5, 2002, with respect to the consolidated financial statements and schedule of Equity Residential (formerly Equity Residential Properties Trust) included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
October 18, 2002

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  Exhibit 23.1